Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

April 3, 2026

MetaVia Inc.

545 Concord Avenue, Suite 210

Cambridge, Massachusetts 02138

Re:	Post-Effective Amendment No.2 to the Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MetaVia Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of the offer and resale from time to time by selling securityholders of up to 936,846 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of: (i) 231,320 shares of Common Stock (the “Shares”); (ii) 693,962 shares of Common Stock (“Series B Warrant Shares”) issuable upon the exercise of certain outstanding Series B Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series B Warrants”); and (iii) 11,564 shares of Common Stock (the “Placement Agent Warrant Shares,” and together with the Series B Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain outstanding Placement Agent Common Stock Purchase Warrants (the “Placement Agent Warrants,” and together with the Series B Warrants, the “Warrants”). The Shares and the Warrants were issued pursuant to those certain Securities Purchase Agreements, dated June 23, 2024, by and among the Company and the selling securityholders named therein, and the Engagement Letter, dated as of May 23, 2024, as amended, by and between the Company and H.C. Wainwright & Co., LLC. The Warrant Shares will be issuable pursuant to the terms of the Warrants, each dated as of June 25, 2024, by and between the Company and the selling securityholders named therein.

In connection with this opinion letter, we examined originals or copies of such records, instruments, certificates, opinions, memoranda and other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have not independently sought to verify factual matters. In conducting our examination, we assumed, without investigation, the genuineness and authenticity of all signatures on original documents, the accuracy, completeness and authenticity of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as copies, and the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by the Company, and the due authorization, execution and delivery by the selling securityholders of all documents where authorization, execution and delivery are prerequisites to the legal effectiveness of such documents. In addition, in connection with this opinion letter, we have assumed that the Common Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement, the accompanying prospectus, including all supplements and amendments thereto.

In addition, in connection with this opinion letter, we have assumed (i) that the Warrants will be exercised in accordance with their terms and applicable securities laws, in the manner and on the terms identified or referred to in the Registration Statement and the related prospectus, including all supplements and amendments thereto, and before the resale of the Warrant Shares, and (ii) that the Warrant Shares will be duly registered on the books of the transfer agent and registrar therefor in the name and on behalf of the persons exercising the Warrants upon exercise of the Warrants. With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized, unissued, unreserved, and available for issuance.

Our opinions herein are limited solely to the matters set forth herein. The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, with your permission, we have (i) limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and (ii) not reviewed case law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws. It is understood that this opinion letter is to be used only in connection with the offer and resale of the Shares and the Warrant Shares while the Registration Statement is effective under the Securities Act.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable, and (ii) upon the valid exercise of the Warrants in accordance with their terms, including proper issuance and delivery to the persons exercising such Warrants of the underlying Warrant Shares duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holder of such Warrants, including, without limitation, the payment in full of the exercise price thereof, the Warrant Shares issued will be validly issued, fully paid and non-assessable.

In giving the opinions set forth above, with respect to the Shares and the Warrant Shares opined on in this opinion letter, we have assumed that at or prior to the time of the delivery of such Shares and Warrant Shares, the authorization of such Shares and Warrant Shares will not have been modified or rescinded, and there will not have occurred any change in law affecting such Shares and Warrant Shares, including their validity or enforceability.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion letter is given as of its date, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion letter or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

Honigman LLP